Exhibit 11.1

                       NEWMIL BANCORP, INC.
            COMPUTATION OF NET INCOME PER COMMON SHARE
             (in thousands except per share amounts)

                                 Six months ended     Years ended
                                    December 31,        June 30,
                                    ------------        --------
                                2000    1999      2000   1999   1998
                                ----    ----      ----   ----   ----
Net income
----------
Net income - basic
 and diluted                    $2,006  $1,904    $4,015 $3,032 $2,989
                                ======  ======    ====== ====== ======
Weighted Average Common
and Common Equivalent Stock

Weighted average common stock
 outstanding - basic             3,890   3,656     3,635  3,793  3,845

Assumed conversion as of the
 beginning of each period or upon
 issuance during a period of stock
 options outstanding at the end
 of each period                    301     414       406    402    436

Assumed purchase of treasury stock
 during each period with proceeds
 from conversion of stock options
 outstanding at the end of each
 period                           (156)   (230)     (234)  (210)  (215)
                                 -----   -----     -----  -----  -----
Weighted average common and common
 equivalent stock outstanding
 - diluted                       4,035   3,840     3,807  3,985  4,066
                                 =====   =====     =====  =====  =====
Earnings Per Common and Common
Equivalent Share

Basic                            $0.52   $0.52     $1.10  $0.80  $0.78
                                 =====   =====     =====  =====  =====
Diluted                          $0.50   $0.50     $1.05  $0.76  $0.74
                                 =====   =====     =====  =====  =====